Exhibit 3.50
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF FORMATION
OF
REED-HYCALOG RUSSIA, LLC

FIRST:	The name of the limited liability company is ReedHycalog Russia, LLC

SECOND:	The amendment changes article first of the original articles of organization. The article will be amended to read:

The name of the limited liability company is ReedHycalog CIS, LLC
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Formation this 27th day of February, 2003.

ReedHycalog International Holding, LLC (Sole Member)
By:	/s/ Barbara E. Duren
Barbara E. Duren, Assistant Secretary